June 14, 2023 Fiscal Year 2023 marked momentum and success for Anterix, with utilities demonstrating meaningful intent to pursue 900 MHz private wireless broadband networks. That momentum has continued into our fiscal year 2024, beginning with the signing of our fifth customer, the Lower Colorado River Authority, and continuing with the activity that we are reporting today. The following are the key updates since our most recent report on our pipeline and the Demonstrated Intent ("DI") scorecard (discussed below), which was last provided on our April 2023 call. ANTERIX DEMONSTRATED INTENT SCORECARD UPDATE • A total of 14 utilities are currently above the DI threshold, a point at which we believe indicates a high degree of confidence that a customer has demonstrated intent to move forward with Anterix on a 900 MHz contract. • Those 14 utilities represent approximately $800 million in potential contracted proceeds. • All 14 of these companies reside in phases 2 or 3 of our pipeline (discussed below). • Of the utilities below the DI threshold, 14 have added a total of 25 demonstrated intent indicators to their scorecard. ANTERIX PIPELINE UPDATE The three phases of our pipeline continue to represent more than 90% of our addressable market, totaling in excess of $3 billion in potential contracted proceeds. We have lost no opportunities from the pipeline. As we reported in February, more than $500 million in potential contracted proceeds resides in Phase 3 (nearest to contract) and more than $1.2 billion in potential contracted proceeds resides in Phase 2. DEMOSTRATED INTENT OVERVIEW Since our FY2023 third quarter earnings call in February, we have committed to share with our investors data regarding both the three phases of our pipeline as well as updates on our DI scorecard, a fact-based analysis that allows investors to assess utilities’ intent to move forward with 900 MHz private wireless broadband. Utilities’ passage through the phases of our pipeline does not provide a sufficiently full picture of customer progress and our basis for confidence in the market. As we reported in February, there is a complementary, clearer, more transparent way to show investors the progress we are making in achieving our goal of being the de facto provider of private wireless broadband to utilities. The analysis behind our DI scorecard includes tracking a variety of individual metrics for each customer in our pipeline; scoring each customer using those metrics based on our assessment of each metric’s relative importance; and then calculating a combined “Demonstrated Intent” score. If the sum of the analysis places a utility over a certain threshold, we conclude that we have high confidence that a customer has demonstrated an intent to move forward with Anterix on a 900 MHz contract. A number of these metrics are based on publicly available information, while others are based on the information utilities have shared with us under NDA. For the data and information that is publicly available, these metrics include things like “regulatory or rate case filings” or “public statements of intent made through participation on panels or in interviews and articles,” “membership in our Utility Strategic Advisory Board,” “active participation in the Utility Broadband Alliance,” “filing for 900 MHz Experimental Licenses,” and more. For the metrics supported by private data, many are very definitive and measurable, such as “whether the utility has requested and received 900 MHz spectrum pricing,” “whether the utility has issued an RFP where 900 MHz is defined as the primary spectrum band,” “whether there is a verbal agreement on deal terms,” “whether the utility has pursued BIL funding to support a private LTE project,” or one of the top indicators, “whether we engaged in contract negotiations.” While the significance of the metrics does vary, several are highly validating all on their own but in isolation don’t confirm a contract is highly likely with Anterix. It is the totality of these metrics that confirms our confidence that a utility is demonstrating considerable intent to proceed with deploying 900 MHz spectrum and, in turn, whether it has crossed the DI threshold. The DI scorecard enables us to quantify and weigh the tangible and extensive investments of time and resources our target customers make well before entering into a contract. Collectively, the indicators of customer investment of time and resources in 900 MHz broadband, as reflected in our DI scorecard, are the signs that we regularly see, and that you hear us referencing when we say that we see momentum increasing. The attached graphic provides a high-level summary of both metrics – the pipeline and the scorecard. Forward Looking Statements Certain statements contained in this fact sheet constitute forward- looking statements within the meaning of the federal securities laws that involve risks and uncertainties. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future events or achievements such as statements in this fact sheet related to the Anterix’s business or financial results or outlook. Actual events or results may differ materially from those contemplated in this fact sheet. Forward-looking statements speak only as of the date they are made and readers are cautioned not to put undue reliance on such statements, as they are subject to a number of risks and uncertainties that could cause Anterix’s actual future results to differ materially from results indicated in the forward-looking statement. Such statements are based on assumptions that could cause actual results to differ materially from those in the forward-looking statements, including: (i) the timing of payments under customer agreements, (ii) Anterix’s ability to clear the 900 MHz Broadband Spectrum on a timely basis and on commercially reasonable terms; and (iii) Anterix’s ability to qualify for and timely secure broadband licenses. Actual events or results may differ materially from those contemplated in this fact sheet. Anterix’s filings with the Securities and Exchange Commission (“SEC”), which you may obtain for free at the SEC’s website at http://www. sec.gov, discuss some of the important risk factors that may affect the company’s financial outlook, business, results of operations and financial condition. Anterix undertakes no obligation to update publicly or revise any forward-looking statements contained herein.

Anterix™

June 14, 2023

900 MHz Private Wireless Broadband:

A HIGHLY VALUABLE OPPORTUNITY

$3B+ potential contracted proceeds in phased pipeline, in addition to ~$240M contracted proceeds from signed deals

Demonstrated Intent (DI) measures customers from the pipeline demonstrating their intent to move forward with Anterix 900 MHz.

A quantitative and fact based scorecard that combines public and private data to measure the confidence of each potential customer securing agreement with Anterix for 900 MHz spectrum.



$3B+ Pipeline
~$240M
Contracted Proceeds
$800M+
Customers in the pipeline with the Highest Customer Demonstrated Intent
$1.0B+
Customer DI Threshold
$2.2B+
Customers in the pipeline with graduated scores of Customer Demonstrated Intent but not yet at the threshold
$1.3B+
$500M+
~$240M Contracted Proceeds
$1.2B+

Phase 1 Prospecting & Qualification

Phase 2 Pursuit & Proposal

Phase 3 Negotiation & Commitment

Demonstrated Intent is a key performance indicator used by Anterix management to track and score business development. Customers with a high DI score have not contractually committed to doing business with Anterix. Anticipated contracted proceeds are derived from Anterix benchmarking of spectrum lease transactions of similar size to anticipated customer contracts. There can be no assurance that Anterix will enter into agreements with any customer in its pipeline, including customers with the highest DI, or realize the potential contracted proceeds indicated herein.